Exhibit 99.1

STONE ENERGY CORPORATION

Announces Apparent High Bid on Eight Gulf of Mexico Blocks; Two in the Deepwater

LAFAYETTE, LA. March 17, 2005

Stone Energy Corporation (NYSE: SGY) today announced the results of its participation in the Outer Continental Shelf Sale 194 held by the Minerals Management Service (MMS) in New Orleans covering available blocks in the central and eastern Gulf of Mexico. The Company submitted the apparent high bid (AHB) on eight of thirteen blocks. The AHBs are subject to a review process by the MMS before they can be awarded, which can take up to 90 days.

The lease bonuses for the eight AHBs totaled approximately $10 million. Stone would acquire a 100% working interest on six of the blocks and a 25% non-operating working interest on the remaining two blocks, which were the subject of joint bids. Two of the leases with 100% working interests are in deepwater. Subject to the MMS’s review process, the lease acquisitions will add approximately 38,500 gross acres and 33,000 net acres to Stone’s inventory. The AHB on each block is indicated below:

Block	AHB	SGY WI%	SGY Share

East Cameron Block 60	$ 2,605,000	100%	$2,605,000
Green Canyon Block 294*	518,400	100%	518,400
Mississippi Canyon Block 207*	506,880	100%	506,880
Main Pass Block 291	141,385	100%	141,385
South Marsh Island Block 177	212,750	100%	212,750
West Delta Block 134	149,999	100%	149,999
West Cameron Block 114	2,122,216	25%	530,554
West Cameron Block 132	21,157,755	25%	5,289,439

			$9,954,407

* Indicates deepwater block.

“Once again, we believe our participation in the lease sale was a success,” stated David H. Welch, President and Chief Executive Officer. “The new leases provide additional opportunities in our three Gulf of Mexico operating arenas – Shelf, Deep Shelf and Deepwater.”

Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploitation, development and operation of oil and gas properties located in the conventional shelf of the Gulf of Mexico (GOM), deep shelf of the GOM, deep water of the GOM and Rocky Mountains. For additional information, please contact James H. Prince, Executive Vice President and Chief Financial Officer, at 337-237-0410-phone, 337-237-0426-fax or via e-mail at princejh@StoneEnergy.com.

Certain statements in this press release are forward-looking, and are based upon Stone Energy's current belief as to the outcome and timing of future events. All statements, other than statements of historical fact, that address activities that Stone Energy plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results, are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone Energy's Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone Energy's actual results and plans could differ materially from those expressed in the forward-looking statements.